Exhibit 4.7

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH MAY BE THE LEGAL COUNSEL OPINION (AS DEFINED IN THE PURCHASE AGREEMENT)), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $287,500.00	Issue Date: May 1, 2017

Actual Amount of Purchase Price: $250,000.00

SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, ADIAL PHARMACEUTICALS, LLC, a Virginia limited liability company (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to the order of FIRSTFIRE GLOBAL OPPORTUNITIES FUND LLC, a Delaware limited liability company, or registered assigns (the “Holder”), in the form of lawful money of the United States of America, the principal sum of $287,500.00, which amount is the $250,000.00 actual amount of the purchase price (the “Consideration”) hereof plus a prorated 15% original issue discount (the “OID”) (subject to adjustment pursuant to Section 3) (the “Principal Amount”) and to pay interest on the unpaid Principal Amount hereof at the rate of two percent (2%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The maturity date shall be six (6) months from the Issue Date (the “Maturity Date”), and is the date upon which the principal sum, the applicable portion of the OID, as well as any accrued and unpaid interest and other fees herein, shall be due and payable.

This Note may be prepaid or repaid in whole or in part at any time as provided herein. This Note shall be a senior secured obligation of the Company, with priority over all future Indebtedness (as defined below) of the Company as provided for herein. The obligations of the Company under this Note are secured pursuant to the terms of the security agreement of even date (the “Security Agreement) by and among the Borrower, its Subsidiaries, and the Secured Parties (as defined therein), and such security interest includes but is not limited to all of the assets of the Company and its Subsidiaries.

Interest shall commence accruing on the date that the Note is fully funded and shall be computed on the basis of a 365-day year and the actual number of days elapsed. Any Principal Amount or interest on this Note which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid (“Default Interest”).

All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain securities purchase agreement dated as of the Issue Date (the “Purchase Agreement”), pursuant to which this Note was originally issued. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed. As used herein, the term “Trading Day” means any day that shares of Common Stock are listed for trading or quotation on the OTCBB (as defined in the Purchase Agreement), any tier of the NASDAQ Stock Market, the New York Stock Exchange or the NYSE MKT. As used in this Note. The term “Common Stock” shall include limited liability company membership interests of the Company until such time as the Company converts into a corporation.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. REPAYMENT RIGHTS

1.1 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, or the consolidation, merger or other business combination (other than a reincorporation merger or a reorganization to convert to a corporation) of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor or where the majority owners of Borrower prior to the transaction are not the majority owners of the surviving entity shall be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction until this Note is paid in full an amount equal to the Default Amount (as defined herein). “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization. The Borrower shall not effectuate any transaction described in this Section 1.1(a), including but not limited to a reincorporation merger or a reorganization to convert to a corporation, unless (a) it first gives, to the extent practicable, at least thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets, and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(b) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Borrower shall be required to pay to the Holder the Default Amount within one (1) business day.

(c) If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, then the Borrower shall be required to pay to the Holder the Default Amount within one (1) business day.

1.3 Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time or prior to (but not following) the earlier of the (i) the close of business three (3) days after the date that an Event of Default occurs hereunder and (ii) Maturity Date, the Borrower shall have the right to prepay the outstanding Principal Amount and interest (including any Default Interest) then due under this Note, in whole or in part, in accordance with this Section 1.3. Any prepayment must be delivered with notice and such notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Note, and (2) the date of prepayment which shall be not more than three (3) business days after the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Borrower shall make payment of an amount in cash equal to the sum of: (w) 115% multiplied by the Principal Amount then outstanding plus (x) accrued and unpaid interest on the Principal Amount to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x).

1.4 Repayment from Proceeds. While any portion of the outstanding Principal Amount and interest (including Default Interest) under this Note are due and owing, if the Company receives net cash proceeds from any source or series of related or unrelated sources, including but not limited to, from the issuance of equity or debt, the conversion of outstanding warrants of the Borrower, the issuance of securities pursuant to an equity line of credit of the Borrower or the sale of assets, in the aggregate amount of more than $250,000.00, the Borrower shall, within three (3) business days of Borrower’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower to immediately apply all or any portion of such proceeds to repay all or any portion of the outstanding Principal Amount and interest (including any Default Interest) then due under this Note. Failure of the Borrower to comply with this provision shall constitute an Event of Default. In the event that such proceeds are received by the Holder prior to the Maturity Date, the required prepayment shall be subject to the terms of Section 1.3 herein.

ARTICLE II. RANKING AND CERTAIN COVENANTS

2.1 Ranking and Security. The obligations of the Borrower under this Note shall rank senior with respect to any and all Indebtedness incurred as of or following the Issue Date. The obligations of the Borrower under this Note are secured pursuant to that certain Security Agreement of even date. The obligations of the Company under this Note are secured pursuant to the terms of the Security Agreement by and among the Borrower, its Subsidiaries, and the Secured Parties, and such security interest includes but is not limited to all of the assets of the Company and its Subsidiaries.

2.2 Other Indebtedness. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder. As used in this Section 2.2, the term “Borrower” means the Borrower and any Subsidiary of the Borrower. As used herein, the term “Indebtedness” means (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (b) above that the Borrower would not be permitted to incur or enter into, and (d) all obligations of the kind referred to in clauses (a) through cd) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.

2.3 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.4 Restriction on Stock Repurchases and Debt Repayments. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares, or repay any pari passu or subordinated indebtedness of Borrower.

2.5 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.6 Advances and Loans; Affiliate Transactions. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit, make advances to or enter into any transaction with any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the Issue Date and which the Borrower has informed Holder in writing prior to the Issue Date, (b) in regard to transactions with unaffiliated third parties, made in the ordinary course of business or (c) in regard to transactions with unaffiliated third parties, not in excess of $50,000. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, repay any affiliate (as defined in Rule 144) of the Borrower in connection with any indebtedness or accrued amounts owed to any such party.

2.7 Preservation of Business and Existence, etc. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, change the nature of its business. In addition, so long as the Borrower shall have any obligation under this Note, the Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Furthermore, so long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, solicit any offers for, respond to any unsolicited offers for, or conduct any negotiations with, any other person or entity with respect to any Variable Rate Transaction or investment.

2.8 Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate or Articles of Organization or Operating Agreement, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities (other than a reincorporation merger or reorganization to convert to a corporation), or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

2.9 Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note.

ARTICLE III. EVENTS OF DEFAULT

It shall be considered an event of default if any of the following events listed in this Article III (each, an “Event of Default”) shall occur; provided, however, that, except in the case of the Events of Default listed in Sections 3.1, 3.2, 3.7, 3.9, 3.10, 3.16, 3.18, 3.19 or 3.20 below, the Borrower shall have five (5) business days to cure such Event of Default unless a lesser number of days is required pursuant to the provisions of this Article III:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the Principal Amount hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise, and has failed to cure such default within three (3) days of notice thereof.

3.2 This section intentionally left blank.

3.3 Breach of Agreements and Covenants. The Borrower breaches any material agreement, covenant or other material term or condition contained in the Purchase Agreement, this Note, the Warrant described in the Purchase Agreement, the Irrevocable Transfer Agent Instructions or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith.

3.4 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made in the Purchase Agreement, this Note, the Warrant described in the Purchase Agreement, the Irrevocable Transfer Agent Instructions or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.5 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.8 Delisting of Common Stock. If at any time after the listing of the Common Stock on at least one of the Over the Counter Bulletin Board, the OTCQB Market, any level of the OTC Markets, or any level of the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE MKT), the Borrower shall fail to maintain the listing of the Common Stock on at least one of the Over the Counter Bulletin Board, the OTCQB Market, any level of the OTC Markets, or any level of the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE MKT).

3.9 Failure to Comply with the 1934 Act. If at any time after the Borrower becomes subject to the reporting requirements of the 1934 Act, the Borrower shall fail to comply with the reporting requirements of the

1934 Act and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act, including but not limited to the Borrower’s filing of any Notification of Late Filing on Form 12b-25 with the SEC.

3.10 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.11 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.12 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.14 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

3.15 Replacement of Transfer Agent. In the event that terms for conversion are incorporated into this Note, pursuant to Section 1.1(e) of this Note, and the Borrower fails to provide, prior to the effective date of the replacement of its transfer agent, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.16 DTC “Chill”. The DTC places a “chill” (i.e. a restriction placed by DTC on one or more of DTC’s services, such as limiting a DTC participant’s ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower’s securities.

3.17 Illegality. Any court of competent jurisdiction issues an order declaring this Note, the Purchase Agreement or any provision hereunder or thereunder to be illegal.

3.18. DWAC Eligibility. In addition to the Event of Default in Section 3.16, if at any time after the listing of the Common Stock on at least one of the Over the Counter Bulletin Board, the OTCQB Market, any level of the OTC Markets, or any level of the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE MKT), the Common Stock is otherwise not eligible for trading through the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs.

3.19 Cross-Default. The declaration of an event of default by any lender or other extender of credit to the Company under any notes, loans, agreements or other instruments of the Company evidencing any Indebtedness of the Company (including those filed as exhibits to or described in the Company’s filings with the SEC), after the passage of all applicable notice and cure or grace periods.

3.20 Variable Rate Transactions. The Borrower (i) issues shares of Common Stock (or convertible securities) pursuant to an equity line of credit of the Company or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future) or (ii) adjusts downward the “floor price” at which shares of Common Stock (or convertible securities) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

3.21 Rights and Remedies Upon an Event of Default. Subject to applicable cure periods specifically provided for herein, upon the occurrence and during the continuation of any Event of Default specified in this Article III, exercisable through the delivery of written notice to the Borrower by the Holder (the “Default Notice”) (provided, however, that no Default Notice need be provided by the Holder and no notice and no cure period shall apply in the case of the Events of Default specified in Sections 3.1, 3.2, 3.7, 3.9, 3.10, 3.16, 3.18, 3.19 or 3.20 above), this Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding plus accrued interest (including any Default Interest) through the date of full repayment plus an additional $25,000.00 per each calendar month that the Note has been in default until payment in full. Upon an uncured Event of Default, all amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived by the Borrower, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in Section 3.22 below.

3.22 Holder’s Right to Confession of Judgment. Upon the occurrence and during the continuation of any Event of Default, and in addition to any other right or remedy of the Holder hereunder, under the Purchase Agreement or otherwise at law or in equity, the Borrower hereby irrevocably authorizes and empowers Holder or its legal counsel, each as the Borrower’s attorney-in-fact, to appear ex parte and without notice to the Borrower to confess judgment against the Borrower for the unpaid amount of this Note as evidenced by the Affidavit of Confession of Judgment signed by the Borrower as of the Issue Date and to be completed by the Holder or its counsel pursuant to the foregoing power of attorney (which power is coupled with an interest), a copy of which is attached as Exhibit A hereto (the “Affidavit”). The Affidavit shall set forth the amount then due hereunder, plus attorney’s fees and cost of suit, and to release all errors, and waive all rights of appeal. The Borrower waives the right to contest Holder’s rights under this Section 3.22, including without limitation the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing right and power to confess judgment will be deemed to exhaust such power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, and such power shall continue undiminished and may be exercised from time to time as the Holder may elect until all amounts owing on this Note have been paid in full.

3.23 Failure to Issue. If the Borrower fails to issue the Commitment Shares (as defined in the Purchase Agreement), Warrant (as defined in the Purchase Agreement), or Warrant Shares (as defined in the Purchase Agreement) within the required timeframe as provided therein.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies of the Holder existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

ADIAL PHARMACEUTICALS, LLC

204 E. High Street

Charlottesville, VA 22902

Attention: William Stilley

e-mail: wstilley@adialpharma.com

With a copy by e-mail only to (which copy shall not constitute notice):

GRACIN & MARLOW, LLP

405 Lexington Avenue

26th Floor

New York, New York 10174

Attn: Leslie Marlow, Esq.

e-mail: lmarlow@gracinmarlow.com

If to the Holder:

FIRSTFIRE GLOBAL OPPORTUNITIES FUND LLC

1040 First Avenue, Suite 190

New York, NY 10022

Attention: Eli Fireman

e-mail: eli@firstfirecapital.com

With a copy by e-mail only to (which copy shall not constitute notice):

LEGAL & COMPLIANCE, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Attn: Chad Friend, Esq., LL.M.

e-mail: CFriend@LegalandCompliance.com

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “Accredited Investor” (as defined in the Purchase Agreement).

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law; Venue; Attorney’s Fees. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Borrower hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this the Note or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

4.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding Principal Amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for its loss. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder.

4.8 Purchase Agreement. The Company and the Holder shall be bound by the applicable terms of the Purchase Agreement and the documents entered into in connection herewith and therewith.

4.9 This section intentionally left blank.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.11 Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and all the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

4.12 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments which under New York law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under New York law in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by New York law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder’s election.

4.13 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.14 Most Favored Nation. While the Note or any principal amount, interest or fees or expenses due thereunder remain outstanding and unpaid, the Company shall not enter into any public or private offering of its securities (including securities convertible into shares of Common Stock) with any individual or entity (an “Other Investor”) that has the effect of establishing rights or otherwise benefiting such Other Investor in a manner more favorable in any material respect to such Other Investor than the rights and benefits established in favor of the Buyer by this Agreement or the Note unless, in any such case, the Buyer has been provided with written notice (the “Company Notice”) and no less than 10 days to exercise the right, but not the obligation, to exchange its rights and obligations hereunder (i.e. to the Securities) for the rights and obligations established with the Other Investor, except that Buyer shall retain a senior position to the Other Investor . In order to exercise such right, Buyer shall send the Company a written notice of its exercise (the “Buyer Notice”). If the Buyer Notice is not received by the Company within ten (10) days of Buyer’s receipt of the Company Notice, the rights under this Section 4.14 shall terminate only with respect to such offering of the Company’s securities as identified in the respective Company Notice, and not with respect to any future public or private offering by the Company of its securities (including securities convertible into shares of Common Stock).

4.15 Notwithstanding anything to the contrary contained herein, the reincorporation of Borrower in another state or the conversion of Borrower into a corporation or any other similar transaction intended to effectuate the change to an entity appropriate for an initial public offering shall have not trigger an adjustment or other action under this Note and shall not be an Event of Default, provided, however, that the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument or operation by law the obligations of this Note.

[signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on May 1, 2017.

ADIAL PHARMACEUTICALS, LLC

By:	/s/ William Stilley
Name:	William Stilley
Title:	Chief Executive Officer

EXHIBIT A

Affidavit of Confession of Judgment

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK
X
FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC,
Index No.
Plaintiff,
AFFIDAVIT OF
CONFESSION OF
JUDGMENT
- against -
ADIAL PHARMACEUTICALS, LLC,
Defendant.
X

STATE OF NEW YORK )
) ss.:
COUNTY OF NEW YORK )

William Stilley, being duly sworn, hereby deposes and says:

1. I am the Chief Executive Officer of defendant ADIAL PHARMACEUTICALS, LLC (“Borrower”). As such, I am fully familiar with all the facts and circumstances recited herein on personal knowledge. Borrower has its principal place of business at 204 E. High Street, Charlottesville, VA 22902. On behalf of the Borrower, I hereby confess judgment in favor of FirstFire Global Opportunities Fund, LLC (“FirstFire”), residing at 1040 First Avenue, Suite 190, New York, New York, 10022, in the amount of the Default Amount (as defined in the senior secured promissory note between of the parties, dated May 1, 2017 (the “Note”)), less any payments made on or after the date of this affidavit of confession of judgment, plus interest a default interest rate of fifteen percent (15%) percent per annum on said amount. In no event shall interest payable hereunder exceed the maximum permissible under applicable law.

2. I hereby authorize the Supreme Court of the State of New York to enter judgment against Borrower in the amount of in the amount of the Default Amount plus a default interest rate of fifteen percent (15%) per annum on said amount from the date of any default, plus the costs and attorneys’ fees that are set forth below, less any payments made on or after the date of this affidavit of confession of judgment, upon Borrower’s failure for any reason to timely make any payment to FirstFire called for by the Note, due to Borrower’s breach of Section 3.1 of the Note (failure to pay Principal or Interest) or due to Borrower’s breach of its obligations that it owes to FirstFire pursuant to Sections 3.2-3.20 of the Note.

3. In order to secure these obligations, Borrower agreed to simultaneously deliver with the execution of the Note this Affidavit of Confession of Judgment.

4. The sums confessed pursuant to this affidavit of confession of judgment are justly due and owing to FirstFire under the following circumstances: Borrower entered into the Note pursuant to which Borrower promised to pay to the order of FirstFire the Default Amount plus interest as provided for therein. The amounts confessed by this affidavit represent a convertible note investment by FirstFire in Borrower and arise out of Borrower’s breach of its obligations under the Note.

5. Borrower agrees to pay any and all costs and expenses incurred by FirstFire in enforcing the terms of this affidavit of confession of judgment, including reasonable attorneys’ fees and expenses at the rate of $475.00 per hour that FirstFire incurs or is billed for in connection with enforcing the terms of the affidavit of confession of judgment, entering any Judgment, collecting upon said Judgment, and defending or prosecuting any appeals.

ADIAL PHARMACEUTICALS, LLC

By:	/s/ William Stilley
Name:	William Stilley
Title:	Chief Executive Officer

STATE OF Virginia	)

ss.:

COUNTY OF Albemarle	)

ACKNOWLEDGMENT

On April 29, 2017 before me personally came William Stilley, to me known, who, by me duly sworn, did depose and say that deponent is an officer of ADIAL PHARMACEUTICALS, LLC, the limited liability company described in, and which executed the foregoing affidavit of confession of judgment, that deponent knows the seal of the corporation, that the seal affixed to the affidavit of confession of judgment is the corporation’s seal, that it was affixed by order of the board of directors of the corporation and that deponent signed deponent’s name by like order.

/s/ Sarah Hipple

Notary Public

SEAL:	Sarah Hipple

Notary Republic

Commonwealth of Virginia

7383264

My Commission Expirers Sep 30, 2019

[Signature Page to Affidavit of Confession of Judgment]